EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our reports dated March 27, 2009, accompanying the consolidated financial statements and effectiveness of internal control over financial reporting incorporated by reference in the Annual Report of DCB Financial Corp (the Company) on Form 10-K for the year ended December 31, 2008. We hereby consent to the incorporation by reference of said report in the Registration Statements of DCB Financial Corp on Form S-3, filed with the Securities and Exchange Commission (the Commission) on March 30, 1999, the Company’s Form S-8, filed with the Commission on November 17, 1999, the Company’s Form S-8, filed with the Commission on May 9, 2002, and the Company’s Form S-8, filed with the Commission on June 18, 2004.
/s/BKD LLP
Cincinnati, Ohio
March 27, 2009

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